EXHIBIT 99.1
MSSI-TeleScience Signs L.O.I. to Acquire Nurses PRN, LLC: Projected $20 Million Health Care Staffing Agency

Vienna, VA -December 6, 2004 - MSSI-TeleScience International, Inc. (OTCBB:MSSI), a provider of long-term medical personnel, homeland security and technology services to federal, state and local governments, announced today that it has signed a letter of intent to acquire Nurses PRN, LLC, a large and rapidly growing healthcare staffing agency.

Nurses PRN, LLC operates a network of 10 staffing locations in 6 states that provide medical staffing services to over 250 clients. Based in West Palm Beach, Florida, the company employs over 1,000 nurses and 25 executive, management and administrative staff. Nurses PRN has been providing supplemental nurse staffing services since June 2002.  The company has grown organically since its inception, and has 2005 projected revenues of $20 million, independent of MSSI’s projected revenue.

Nurses PRN's rapid growth is attributed to its use of technology to blend centralized and decentralized functions together creating a highly efficient and streamlined delivery system. This cost effective staffing model has been embraced by hospitals throughout the country, with some of the national hospital systems specifically requesting that Nurses PRN open in their markets.

Nurses PRN's newest initiative, Nurses PRN Onsite, was officially launched on December 1, 2004, with a 120-bed facility in Newnan, Georgia. Nurses PRN Onsite will manage all nurse staffing for the facility, providing a single source solution. This new program will be introduced to similar size facilities in rural and second-tier markets throughout the country.

Dr. Sahay, President and CEO of MSSI said, “Nurses PRN has perfected the healthcare staffing model, by offering state-of-the-art immediate staff placement capabilities. This is a highly attractive feature to hospitals and other healthcare facilities that seek to quickly fill open shifts, and are forced to juggle between multiple agencies to fill the staffing voids. By acquiring Nurses PRN, not only can MSSI meet the open demands of its existing government clients, but can also more smoothly expand its business in the private healthcare arena (non-government clients). This is a big move for MSSI, and sets the stage for expansion and growth plans in 2005.”

"We are very excited about the growth opportunity this partnership with MSSI will create", said Robert Murphy, CEO of Nurses PRN. "We will now have the ability to accelerate the execution of our plan to expand our footprint nationally in the acute care medical staffing arena. Dr. Sahay and his team at MSSI have built a scalable infrastructure capable of supporting our growth, and taking both companies to the next level. Our cost effective delivery model, combined with MSSI's existing medical systems platform, will allow us to rapidly roll out our services to more of the nation's 6500 hospitals."

In another development, Dr. Sahay said that the intended transaction that MSSI had to acquire Physician Informatics, Inc., d.b.a. PracticeOne, a medical software company, has been terminated.

More information about MSSI-TeleScience International, Inc. may be found at: www.telescience.com.

For MSSI-TeleScience inquiries, call 1-800-811-9499 x131 or e-mail: investmentrelations@telescience.com.

About
MSSI-TeleScience

In operation since 1992, MSSI-TeleScience International, Inc. is a provider of long-term medical personnel, homeland security and technology services to federal, state and local government agencies and to the private sector. The company's Medical Services Division has operations in 22 states servicing hospital and medical facilities with a complete range of medical staff, including doctors, nurses and technicians. The company holds multiple long-term contracts, including those with the U.S. Army, the U.S. Department of Health and Human Services and the state of California.

The company's Technology Division provides systems integration and information technology services to the federal government, as well as emergency equipment, decontamination products, vehicles and supplies to state and local governments. The company has been named as a participant in a $1 billion IDIQ (Indefinite Delivery Indefinite Quantity) contract with the Commonwealth of Pennsylvania for homeland security equipment.

MSSI-TeleScience International currently has over 200 employees and continues to grow its staff and contracts. For more information, visit the company's website at www.telescience.com.

Legal Notice Regarding Forward-Looking Statements: "Forward-looking statements'' as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. MSSI-TeleScience disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to, risks associated with changes in general economic and business conditions (including in the information technology and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand, market acceptance of our services and changes in our business strategies.